Exhibit 23.1

Consent of Independent Auditors

The financial statements of Elio Motors, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, included in the Registration Statement on Form S-1, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Registration Statement on Form S-1 of our report, dated April 28, 2017, on our audit of the financial statements of Elio Motors, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/Eide Bailly LLP

Denver, Colorado
August 3, 2017